EXHIBIT 99.1

ZI ANNOUNCES 2008 YEAR-END FINANCIAL RESULTS

CALGARY, Alberta, March 29, 2009 – Zi Corporation (NASDAQ: ZICA, TSX: ZIC) (the “Company” or “Zi”), a provider of intelligent interface solutions, today announced its financial results for the fiscal year ended December 31, 2008.

2008 Financial Results

Total revenue for fiscal year 2008 was $13.3 million, which was a slight increase from fiscal year 2007 revenue of $13.1 million.   Net loss for the fiscal year was $7.4 Million or $0.15 per basic and diluted share, a 44 percent increase from the previous fiscal year.

The net loss for the year 2008 compared to the previous fiscal year was affected by the following:

  Revenues not meeting expectations as the economic crisis unfolded towards the end of 2008;

  Higher expenses due to litigation relating to the legal actions commenced by Nuance Communications, Inc. ("Nuance”), as well as expenses relating to discussions and negotiations that ultimately resulted in an agreement whereby Nuance will acquire Zi;

  An impairment charge on the intangible assets of Zi determined in conjunction with the economic downturn; and

  Foreign exchange expense incurred as a result of volatility of the US dollar against certain other currencies, most notable of which was the Canadian dollar.

For more information, the reader is encouraged to read the information contained in Zi’s Annual Report and Annual Information Form 10-K which is available on Zi’s website at www.zicorp.com, as well as the United States Securities and Exchange Commission’s (the “SEC”) website at www.sec.gov and the Canadian Securities Administrator’s website at www.sedar.com.

Nuance to Acquire Zi

On February 26, 2009, Zi and Nuance announced an agreement under which Nuance will acquire Zi for US$0.69 per share in a cash and stock transaction. Under the terms of the agreement, consideration for the transaction is approximately US$35 million, comprising approximately US$17 million in cash and US$18 million in Nuance common stock. Zi shareholders will receive US$0.34 in cash, subject to potential adjustment of up to US$0.0525 per Zi share should the volume weighted average price of Nuance stock for the 10 days immediately preceding the effective date of the transaction be less than US$9.4431, and approximately 0.0371 shares of Nuance common stock for each Zi share that they own. The potential upward adjustment to the cash component, as described above, provides protection to Zi shareholders against possible decreases in the price of Nuance stock between the announcement date of the transaction and the effective date. The transaction will be completed by way of statutory plan of arrangement under the Business Corporations Act (Alberta). The plan of arrangement is subject to customary closing conditions, court approval and must be approved by two thirds of the votes cast by Zi’s shareholders at a special meeting of shareholders expected to be held in Calgary, Alberta on April 9, 2009. Details concerning the proposed acquisition of Zi by Nuance can be found in Zi’s Information Circular to shareholders dated March 13, 2009 a copy of which can be found on Zi’s website at www.zicorp.com or on SEDAR at www.sedar.com under Zi’s profile.

Going Concern

On March 27, 2009, Zi filed with the SEC and the applicable Canadian securities regulators its Form 10-K for the fiscal year ended December 31, 2008. As indicated in that filing, the opinion of Zi’s independent, registered public accounting firm included a going-concern qualification.

This announcement is being made in compliance with Nasdaq Marketplace Rule 4350(b)(1)(B), which requires separate disclosure of receipt of an audit opinion that contains a going concern qualification. This announcement does not change or amend Zi’s 2008 financial statements or its Form 10-K.

All dollar amounts referenced herein are in US dollars.

About Zi Corporation

Zi is a provider of discovery and usability solutions for Mobile Search, Input and Advertising. Zi ’s products offers innovative ways for mobile operators to showcase new services and content to their subscribers, while encouraging users to get the most out of their communication devices. Increased device usage can help mobile operators drive additional revenues and lead to improved customer retention. For more information, please visit www.zicorp.com.

Safe Harbor Statement:

This release may be deemed to contain forward-looking statements under applicable securities laws.  These forward-looking statements include, among other things, statements regarding future events and the future financial performance of Zi, including the completion of the proposed acquisition of Zi by Nuance.  Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including: the fulfillment of customary closing conditions of the proposed acquisition; approval of the proposed acquisition by the relevant court and regulatory authorities; approval of the proposed acquisition by Zi’s shareholders; and other factors listed in Zi’s filings with the Securities and Exchange Commission. Zi believes that the expectations reflected in this press release are reasonable, but actual results may be affected by a variety of variables and may be materially different from the results or events in the forward looking statements. Any projections in this release are based on limited information currently available to Zi, which is subject to change. Although any such projections and the factors influencing them will likely change, except to the extent required by law, Zi will not necessarily update the information.  Such information speaks only as of the date of this release.

For more information:

Cameron Associates Inc.	Zi Corporation	Zi Corporation
Al Palombo	Milos Djokovic, CEO	Blair Mullin, CFO
212-554-5488	403-233-8875	403-233-8875